EXHIBIT 99.2
                                                                   ------------


                          SECOND AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                       OF
                              CRITICAL PATH, INC.

         The undersigned, [ ] and [ ], certify that:

     1. They are the duly elected President and Secretary, respectively, of Critical Path, Inc., a California corporation.

     2. Whereas, the Board of Directors of this corporation has deemed it advisable and in the best interest of this corporation to amend and restate this corporation's Amended and Restated Articles of Incorporation, as amended to date (the "Original Articles of Incorporation"), to, among other things, (a) provide for action by written consent of the stockholders of this corporation,
(b) increase the number of authorized shares of the Common Stock of this corporation, (c) eliminate the Special Voting Share and the Series F Redeemable Convertible Preferred Stock, and (d) make certain changes to the rights, preferences and privileges of the Series D Cumulative Redeemable Convertible Preferred Stock and the Series E Redeemable Convertible Preferred Stock.

     3. The Original Articles of Incorporation are amended and restated to read in full as follows:

                                    ARTICLE I

                                      NAME
                                      ----

     The name of this corporation is Critical Path, Inc. (hereinafter, the "Corporation").

                                   ARTICLE II

                                    PURPOSES
                                    --------

     The purpose of the Corporation is to engage in any lawful act or activity for which a Corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                  ARTICLE III

                                     STOCK
                                     -----

     This Corporation is authorized to issue two classes of stock to be designated respectively, Common Stock ("Common Stock") and Preferred Stock


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("Preferred Stock"). The total number of shares of capital stock which the
Corporation is authorized to issue is five hundred seventy-five million (575,000,000) shares, of which five hundred million (500,000,000) shares shall be Common Stock, and seventy-five million (75,000,000) shares shall be Preferred Stock. Both the Common Stock and the Preferred Stock shall have par value of $0.001 per share. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the "Board of Directors") is expressly authorized, within the limitations and restrictions stated in these Amended and Restated Articles of Incorporation (the "Articles of Incorporation"), to provide for the issue, in one or more series, of all or any of the remaining wholly unissued shares of the Preferred Stock, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares and as may be permitted by the General Corporation Law of California. The Board of Directors is also expressly authorized (unless forbidden in the resolution or resolutions providing for such issue) to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series of Preferred Stock subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

                                   ARTICLE IV

                                  COMMON STOCK
                                  ------------

     The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any shareholders' meeting in accordance with the By-laws of this Corporation, and except as provided in Section 305(b) and
Section 603(d) of the California Corporations Code, any action required by the California Corporations Code to be taken at any annual or special meeting of holders of Common Stock, voting as a separate class, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of the holders of Common Stock pursuant to this Article IV and shall be delivered (by hand or certified or registered mail, return receipt requested) to the Corporation by delivery to its registered office in the State of California, its principal place of business, or any officer or agent of the Corporation having custody of the book in which proceedings of meetings of the holders of Common Stock are recorded. Every written consent shall bear the date of signature of each holder of Common Stock who signs the consent. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall, to the extent required by applicable law, be given to those holders of Common Stock who have not consented in writing, and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation.


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                                   ARTICLE V

                                PREFERRED STOCK
                                ---------------

     For the purposes of this Article V only, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

     "AFFILIATE" shall mean any Person who is an "affiliate" as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

     "APEX NOTES" means the convertible promissory notes with an aggregate principal amount of fifteen million dollars ($15,000,000) issued by the Corporation on January 16, 2004, to Permal U.S. Opportunities Limited, Zaxis Equity Neutral, L.P., Zaxis Institutional Partners, L.P., Zaxis Offshore Limited, Zaxis Partners, L.P. and Passport Master Fund, L.P., pursuant to the Convertible Note Purchase Agreement.

     "BUSINESS DAY" means any day except a Saturday, a Sunday or other day on which commercial banks in the State of New York or the State of California are authorized or required by law or executive order to close.

     "CAPITAL STOCK" means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person's capital stock (including, without limitation, common stock and preferred stock) and any and all rights, warrants or options exchangeable for or convertible into such capital stock.

     "CHANGE OF CONTROL" means, except as set forth in the final sentence of this paragraph, (i) any merger, consolidation or other business combination transaction (or series of related transactions) in which the stockholders owning a majority of the voting securities of the Corporation prior to such transaction do not own a majority of the voting securities of the surviving entity, (ii) any tender offer, exchange offer or other transaction whereby any person or "group" other than the Investors obtains a majority of the outstanding shares of capital stock entitled to vote in the election of the Board of Directors, (iii) any proxy contest in which a majority of the Board of Directors (or persons appointed by such Board of Directors) prior to such contest do not constitute a majority of the Board of Directors after such contest, (iv) a sale of all or substantially all of the assets of the Corporation or (v) any other transaction described in any stockholder rights agreement or "poison pill", if any, to which the Corporation is a party, which permits the holders of any rights or similar certificates to exercise the rights evidenced thereby and pursuant to which the Board of Directors does not waive the application of such stockholder rights agreement or "poison pill." Notwithstanding the foregoing and for the avoidance of doubt, the transactions contemplated by the Merger Agreement (including, without limitation, the Merger) shall not be deemed to be a "Change of Control" for purposes of this
Article V.


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     "COMMISSION" means the United States Securities and Exchange Commission.

     "COMMON STOCK EQUIVALENT" shall mean any security or obligation which is by its terms convertible, exchangeable or exercisable into or for shares of Common Stock, including, without limitation, shares of Series D Preferred Stock, shares of Series E Preferred Stock and any option, warrant or other subscription or purchase right with respect to Common Stock or any Common Stock Equivalent.

     "CONTINGENT OBLIGATION" means, as applied to any Person, any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend, guaranty, letter of credit or other obligation, contractual or otherwise (the "primary obligation") of another Person (the "primary obligor"), whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, (b) to advance or provide funds (i) for the payment or discharge of any such primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or
(d) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof.

     "CONVERSION AMOUNT" means the lower of (a) $1.70, (b) the most recent closing bid price of the Common Stock as of the Series E Closing Date or (c) the average closing bid prices of the Common Stock for the five trading days prior to the Series E Closing Date; provided, however, if the Conversion Amount as determined pursuant to this sentence is lower than $1.50, the Conversion Amount shall be $1.50.

     "CONVERTIBLE NOTE PURCHASE AGREEMENT" means the Convertible Note Purchase Agreement, dated January 16, 2004, among the Corporation and Permal U.S. Opportunities Limited, Zaxis Equity Neutral, L.P., Zaxis Institutional Partners, L.P., Zaxis Offshore Limited, Zaxis Partners, L.P. and Passport Master Fund, L.P.

     "CURRENT MARKET PRICE" per share of Capital Stock of any Person shall mean, as of the date of determination, (a) the average of the daily Market Price under clause (a), (b) or (c), as applicable, of the definition thereof of such Capital Stock during the immediately preceding thirty (30) trading days ending on such date, and (b) if such Capital Stock is not then listed or admitted to trading on any national securities exchange or quoted in the over-the-counter market, then the Market Price under clause (d) of the definition thereof on such date.

     "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

     "GAAP" means United States generally accepted accounting principles in effect from time to time.


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     "INDEBTEDNESS" means, as to any Person, (a) all obligations of such Person for borrowed money (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured), (b) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and accrued commercial or trade liabilities arising in the ordinary course of business, (c) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person under leases which have been or should be, in accordance with GAAP, recorded as capital leases, (f) all indebtedness secured by any Lien (other than Liens in favor of lessors under leases other than leases included in (e) above) on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person and (g) any Contingent Obligation of such Person.

     "INVESTORS" means General Atlantic Partners 74, L.P., GAP Coinvestment Partners II, L.P., GapStar, LLC, GAPCO GmbH & Co. KG, Campina Enterprises Limited, Cenwell Limited, Great Affluent Limited, Dragonfield Limited and Lion Cosmos Limited and the Affiliates of the foregoing, provided that Affiliates shall be deemed not to include any portfolio companies of any of the foregoing.

     "LIEN" means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or preference, priority, right or other security interest or preferential arrangement of any kind or nature whatsoever (excluding preferred stock and equity related preferences).

     "LIQUIDATION" shall mean the voluntary or involuntary liquidation under applicable bankruptcy or reorganization legislation, or the dissolution or winding up of the Corporation.

     "MARKET PRICE" shall mean, with respect to the Capital Stock of any Person, as of the date of determination, (a) if such Capital Stock is listed on a national securities exchange, the closing price per share of such Capital Stock on such date published in THE WALL STREET JOURNAL (NATIONAL EDITION) or, if no such closing price on such date is published in THE WALL STREET JOURNAL (NATIONAL EDITION), the average of the closing bid and asked prices on such date, as officially reported on the principal national securities exchange on which such Capital Stock is then listed or admitted to trading; or (b) if such Capital Stock is not then listed or admitted to trading on any national securities exchange but is designated as a national market system security by the National Association of Securities Dealers, Inc., the last trading price of such Capital Stock on such date; or (c) if there shall have been no trading on such date or if such Capital Stock is not designated as a national market system security by the National Association of Securities Dealers, Inc., the average of the reported closing bid and asked prices of such Capital Stock on such date as shown by the National Market System of the National Association of Securities Dealers, Inc. Automated Quotations System and reported by any member firm of the New York Stock Exchange selected by the Corporation; or (d) if none


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of (a), (b) or (c) is applicable, the fair market value thereof as reasonably determined by the Board of Directors.

     "MERGER" means the merger of CP Merger Co. with and into the Corporation, pursuant to the terms of the Merger Agreement.

     "MERGER AGREEMENT" means that certain Agreement and Plan of Merger, dated as of December 5, 2007, by and among the Corporation, CP Holdco, LLC and CP Merger Co. as the same may be amended, restated or modified from time to time.

     "NASDAQ" shall mean The Nasdaq Stock Market, Inc.

     "PERSON" means any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental body or other entity of any kind.

     "REVERSE SPLIT" shall have the meaning ascribed to it in Section 1 of
Article V.C hereof.

     "RIGHTS OFFERING" shall mean a rights offering for an aggregate amount of up to $21,000,000 of shares of Series E Preferred Stock pursuant to which the Corporation will distribute transferable rights to the Corporation's holders of Common Stock as contemplated by the Convertible Note Purchase and Exchange Agreement, dated November 18, 2003, among the Corporation and certain other parties thereto.

     "RIGHTS SHARES" means the shares of Series E Preferred Stock issuable upon exercise of the Series E Purchase Rights and the shares of the Common Stock issuable upon conversion of such shares of Series E Preferred Stock.

     "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

     "SERIES C PARTICIPATING PREFERRED STOCK" shall have the meaning ascribed to it in Article V.A hereof.

     "SERIES D ACCRETED VALUE" shall mean as of any date, with respect to each share of Series D Preferred Stock, the Price Per Share (as defined in Article V.B hereof) PLUS the amount of dividends that have accrued and compounded thereto during the period beginning on the date of issuance of such share of Series D Preferred Stock and ending on the Series E Closing Date PLUS, during the period beginning on the first day after the Series E Closing Date and from and after such date, the amount of dividends that have accrued from the Series E Closing Date to the then most recent Series D Accrual Date pursuant to
Section 3(a) of Article V.B hereof.

     "SERIES D AUTOMATIC REDEMPTION DATE" shall have the meaning ascribed to it in Section 5(b)(i) of Article V.B.

     "SERIES D CONVERSION PRICE" shall mean $1.50, as adjusted pursuant to
Section 7(c) of Article V.B.


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     "SERIES D LIQUIDATION PAYMENT" shall mean, with respect to each share of
Series D Preferred Stock, those amounts payable pursuant to Section 4(a)(i), 4(a)(ii), 4(b)(i) or 4(b)(ii) of Article V.B hereof, as the case may be.

     "SERIES D OPTIONAL REDEMPTION DATE" shall have the meaning ascribed to it in Section 5(a)(ii) of Article V.B.

     "SERIES D OPTIONAL REDEMPTION PRICE" shall have the meaning ascribed to it in Section 5(a)(i) of Article V.B.

     "SERIES D PREFERRED STOCK" shall have the meaning ascribed to it in
Article V.B hereof.

     "SERIES D REDEMPTION PRICE" shall have the meaning ascribed to it in
Section 5(b) of Article V.B.

     "SERIES E ACCRETED VALUE" shall mean as of any date, with respect to each share of Series E Preferred Stock, the Price Per Share (as defined in Article V.C hereof) PLUS the amount of dividends that have accrued from the Series E Closing Date to the then most recent Series E Accrual Date pursuant to Section 3(a) of Article V.C hereof. For the avoidance of doubt, any determination of the Series E Accreted Value after the Reverse Split (including, without limitation, for purposes of Sections 7(a) and 7(aa) of Article V.C hereof) shall give effect to the Reverse Split.

     "SERIES E AUTOMATIC REDEMPTION DATE" shall have the meaning ascribed to it in Section 5(b) of Article V.C.

     "SERIES E CLOSING DATE" means the date the Series E Preferred Stock is first issued.

     "SERIES E CONVERSION PRICE" shall mean $1.50, as adjusted pursuant to
Section 7(c) of Article V.C.

     "SERIES E LIQUIDATION PAYMENT" shall mean, with respect to each share of Series E Preferred Stock, those amounts payable pursuant to Section 4(a)(i) or 4(a)(ii) of Article V.C hereof, as the case may be.

     "SERIES E OPTIONAL REDEMPTION PRICE" shall have the meaning ascribed to it in Section 5(a)(i) of Article V.C hereof.

     "SERIES E PREFERRED STOCK" shall have the meaning ascribed to it in
Article V.C hereof.

     "SERIES E PURCHASE RIGHTS" means those rights to purchase Series E Preferred Stock issued in the Rights Offering.

     "SERIES E REDEMPTION PRICE" shall have the meaning ascribed to it in
Section 5(b) of Article V.C hereof.

     "STOCK OPTION PLANS" means the Corporation's stock option plans and employee purchase plans approved by the Board of Directors, pursuant to which shares of restricted stock and options to purchase shares of Series E Preferred


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Stock and/or Common Stock are reserved and available for grant to officers, directors, employees and consultants of the Corporation.

     A.   SERIES C PREFERRED STOCK

          1. DETERMINATION AND AMOUNT. The shares of such series shall be designated as "Series C Participating Preferred Stock." The Series C Participating Preferred Stock shall have a par value of $0.001 per share, and the number of shares constituting such series shall be 75,000.

          2. PROPORTIONAL ADJUSTMENT. In the event that the Corporation shall at any time after the issuance of any share or shares of Series C Participating Preferred Stock (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Corporation shall simultaneously effect a proportional adjustment to the number of outstanding shares of Series C Participating Preferred Stock.

          3.   DIVIDENDS AND DISTRIBUTIONS.

               (a) Subject to the prior and superior right of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series C Participating Preferred Stock with respect to dividends, the holders of shares of Series C Participating Preferred Stock shall be entitled to receive when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of February, May, August and November in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series C Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series C Participating Preferred Stock.

               (b) The Corporation shall declare a dividend or distribution on the Series C Participating Preferred Stock as provided in paragraph (a) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock).

               (c) Dividends shall begin to accrue on outstanding shares of Series C Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series C Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date


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after the record date for the determination of holders of shares of Series C
Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series C Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series C Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

          4. VOTING RIGHTS. The holders of shares of Series C Participating Preferred Stock shall have the following voting rights:

               (a) Each share of Series C Participating Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Corporation.

               (b) Except as otherwise provided herein or by law, the holders of shares of Series C Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

               (c) Except as required by law, the holders of Series C Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent that they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

          5.   CERTAIN RESTRICTIONS.

               (a) The Corporation shall not declare any dividend on, make any distribution on, or redeem or purchase or otherwise acquire for consideration any shares of Common Stock after the first issuance of a share or fraction of a share of Series C Participating Preferred Stock unless concurrently therewith it shall declare a dividend on the Series C Participating Preferred Stock as required by Section 3 of this Article V.A.

               (b) Whenever quarterly dividends or other dividends or distributions payable on the Series C Participating Preferred Stock as provided in Section 3 of this Article V.A are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series C Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

                    (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C Participating Preferred Stock;

                    (ii) declare or pay dividends on, or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series C Participating Preferred Stock, except dividends paid ratably on the Series C Participating Preferred Stock and all such parity stock on which dividends are


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payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                    (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series C Participating Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series C Participating Preferred Stock;

                    (iv) purchase or otherwise acquire for consideration any shares of Series C Participating Preferred Stock, or any shares of stock ranking on a parity with the Series C Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

               (c) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (a) of this Section 5 of Article V.A, purchase or otherwise acquire such shares at such time and in such manner.

          6. REACQUIRED SHARES. Any shares of Series C Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

          7. LIQUIDATION, DISSOLUTION OR WINDING UP. Upon any liquidation, dissolution or winding up of the Corporation, the holders of shares of Series C Participating Preferred Stock shall be entitled to receive an aggregate amount per share equal to 1,000 times the aggregate amount to be distributed per share to holders of shares of Common Stock plus an amount equal to any accrued and unpaid dividends or such shares of Series C Participating Preferred Stock.

          8. CONSOLIDATION, MERGER, ETC. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series C Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

          9. NO REDEMPTION. The shares of Series C Participating Preferred Stock shall not be redeemable.


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          10.  RANKING. The Series C Participating Preferred Stock shall rank junior to all other series of the Corporation's Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

          11. AMENDMENT. The Articles of Incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preference or special rights of the Series C Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority of the outstanding shares of Series C Participating Preferred Stock, voting separately as a series.

          12. FRACTIONAL SHARES. Series C Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series C Participating Preferred Stock.

     B.   SERIES D PREFERRED STOCK

     For the purposes of this Article V.B only, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

     "EXCLUDED TRANSACTION" means (a) any issuance of shares of stock or options to purchase shares of Series E Preferred Stock or Common Stock pursuant to the Stock Option Plans and (b) any issuance of Common Stock (i) upon the conversion of shares of Series D Preferred Stock or shares of Series E Preferred Stock, (ii) as a dividend on shares of Series D Preferred Stock or shares of Series E Preferred Stock or (iii) upon conversion or exercise of any Common Stock Equivalents, (c) any issuance of Common Stock in connection with any Series D Liquidation Payment or Series E Liquidation Payment, (d) Capital Stock issued in consideration of an acquisition, approved by the Board of Directors, by the Company of another Person, (e) shares of Common Stock and Common Stock Equivalents issued in strategic transactions (which may not be private equity or venture capital financing transactions) approved by the Board of Directors to Persons that are not principally engaged in financial investing, (f) the issuance of the Series E Purchase Rights and the Rights Shares, (g) shares of Series E Preferred Stock issuable pursuant to agreements entered into prior to the Series E Closing Date and (h) shares of Common Stock issuable upon conversion of the Apex Notes in accordance with the terms of the Convertible Note Purchase Agreement.

     "JUNIOR STOCK" shall have the meaning ascribed to it in Section 2(a) of this Article V.B.

     "PRICE PER SHARE" means $13.75 (subject to anti-dilution adjustment for stock splits of, combinations of and capital reorganizations with respect to the Series D Preferred Stock).

     "TRANSACTION" shall have the meaning ascribed to it in Section 7(f) of this Article V.B.

     1. DESIGNATION AND NUMBER OF SHARES. There shall be hereby created and established a series of preferred stock designated as "Series D Cumulative Redeemable Convertible Preferred Stock" (the "Series D Preferred Stock"). The authorized number of shares of Series D Preferred Stock shall be four million one hundred eighty-eight thousand five hundred eighty-seven (4,188,587).

     2.   RANK.

          (a) Notwithstanding anything to the contrary in this Article V.B, the Series D Preferred Stock shall not be entitled to the payment of dividends, the Series D Liquidation Payment, the Series D Optional Redemption Price or the Series D Redemption Price until the issued and outstanding shares of Series E Preferred Stock shall have received all dividends, the Series E Liquidation Payment, the Series E Optional Redemption Price and the Series E Redemption Price due and owing under the terms thereof, provided, however, that notwithstanding the foregoing and for the avoidance of doubt, dividends shall accrue on the Series D Preferred Stock as provided in Section 3 of this Article V.B below. Subject to the foregoing sentence, the Series D Preferred Stock shall with respect to the payment of the Series D Liquidation Payment in the event of Liquidation or Change of Control and with respect to dividend and redemption rights rank senior to (i) all series of common stock of the Corporation (including, without limitation, the Common Stock), (ii) all series of preferred stock of the Corporation (excluding any shares of Series E Preferred Stock but including, without limitation, the Series C Participating Preferred Stock) and (iii) each other class or series of Capital Stock of the Corporation hereafter created which does not expressly rank PARI PASSU with or senior to the Series D Preferred Stock (clauses (i), (ii) and (iii), together, the "Junior Stock").

          (b) Notwithstanding anything to the contrary contained in the Articles of Incorporation, the vote of the holders of a majority of the Series D Preferred Stock shall be a prerequisite to the designation or issuance of any shares of Capital Stock of the Corporation ranking PARI PASSU with or senior to the Series D Preferred Stock in the event of a Liquidation or with respect to the payment of the Series D Liquidation Payment.

     3.   DIVIDENDS.

          (a) DIVIDEND RATE. During the period beginning on the date of issuance of such shares of Series D Preferred Stock and ending on the Series E Closing Date, the holders of shares of Series D Preferred Stock shall accrue dividends at an annual rate equal to eight percent (8%) of the Series D Accreted Value, calculated on the basis of a 360-day year, consisting of twelve 30-day months, and shall accrue on a daily basis from the date of issuance of such shares of Series D Preferred Stock until the Series E Closing Date, whether or not the Corporation has earnings or profits, whether or not there are funds legally available for the payment of dividends and whether or not declared by the Board of Directors. During the period beginning on the date of issuance thereof and ending on the Series E Closing Date, such accrued and unpaid dividends shall compound to the Series D Accreted Value on a semi-annual basis on December 31st and June 30th of each year (each such date, the "Series D Accrual Date") whether or not declared by the Board of Directors. Following the Series E Closing Date, the holders of shares of Series D Preferred Stock shall accrue, out of funds legally available therefor, dividends at an annual rate equal to five and three-fourths percent (5 3/4%) of the Price Per Share with respect to each share of Series D Preferred Stock, calculated on the basis of a 360-day year, consisting of twelve 30-day months, and shall accrue on a daily basis from the Series E Closing Date, whether or not the Corporation has earnings or profits, whether or not there are funds legally available for the payment of dividends and whether or not declared by the Board of Directors.

Such dividends shall not be paid in cash and shall instead be added to the Series D Accreted Value on the Series D Accrual Date. In addition, if the Corporation declares and pays any dividends on the Common Stock, then, in that event, the holders of shares of Series D Preferred Stock shall be entitled to share in such dividends on a pro rata basis, as if their shares had been converted into shares of Common Stock pursuant to Section 7(a) of this Article V.B below immediately prior to the record date for determining the stockholders of the Corporation eligible to receive such dividends.

          (b) CHANGE OF CONTROL; OPTIONAL REDEMPTION. In the event of the occurrence of a Change of Control or an optional redemption of the shares of Series D Preferred Stock pursuant to Section 5(a) of this Article V.B below, the sum of (i) any dividends accrued at the rate and in the manner specified in
Section 3(a) of this Article V.B since the previous Series D Accrual Date and prior to the date of the occurrence of a Change of Control or the Series D Optional Redemption Date PLUS (ii) any and all dividends that would have accrued at the rate and in the manner specified in Section 3(a) of this Article V.B from the closing date of such Change of Control or the Series D Optional Redemption Date through and until the Series D Automatic Redemption Date shall be added to the Series D Accreted Value on the closing date of such Change of Control or the Series D Optional Redemption Date, as the case may be.

          (c) OTHER DIVIDENDS. The Corporation shall not declare or pay any dividends on, or make any other distributions with respect to or redeem, purchase or otherwise acquire for consideration, any other shares of Capital Stock unless and until all accrued and unpaid dividends on the Series D Preferred Stock have been paid in full.

     4.   LIQUIDATION AND CHANGE OF CONTROL.

          (a) SERIES D LIQUIDATION PAYMENT. Upon the occurrence of a Liquidation, after the payment of the full Series E Liquidation Payment of the issued and outstanding shares of Series E Preferred Stock, the holders of shares of Series D Preferred Stock shall be paid in cash for each share of Series D Preferred Stock held thereby, out of but only to the extent of, the assets of the Corporation legally available for distribution to its stockholders, an amount equal to the greater of (i) the sum of (A) the Series D Accreted Value of such share of Series D Preferred Stock on the date of such Liquidation PLUS (B) all dividends accrued since the previous Series D Accrual Date, (ii) the product of (x) 1.6 MULTIPLIED BY (y) the Price Per Share or
(iii) the aggregate consideration that would be paid to the holder of the number of shares of Common Stock into which such share of Series D Preferred Stock is convertible immediately prior to such Liquidation. If, after the payment of the full Series E Liquidation Payment of the issued and outstanding shares of Series E Preferred Stock, the assets of the Corporation available for distribution to the holders of shares of Series D Preferred Stock shall be insufficient to permit payment in full to such holders of the sums which such holders are entitled to receive in such case, then all of the assets available for distribution to holders of shares of Series D Preferred Stock shall be distributed among and paid to such holders ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full.

          (b) CHANGE OF CONTROL. In the event of a Change of Control, after the payment of the full Series E Liquidation Payment of the issued and outstanding shares of Series E Preferred Stock, the holders of shares of Series D Preferred

Stock shall be paid for each share of Series D Preferred Stock held thereby, an amount equal to the greater of (i) the sum of (A) the Series D Accreted Value of such share of Series D Preferred Stock on the date of such Change of Control PLUS (B) all dividends that accrue and are payable pursuant to Section 3(b) of this Article V.B, (ii) the product of (x) 1.6 multiplied by (y) the Price Per Share or (iii) the aggregate consideration that would be paid to the holder of the number of shares of Common Stock into which such share of Series D Preferred Stock is convertible immediately prior to the closing of such Change of Control. Such amount shall be paid in the form of consideration paid in such Change of Control on the closing date of such Change of Control.

          (c) NOTICE. Written notice of a Liquidation or Change of Control stating a payment or payments and the place where such payment or payments shall be payable, shall be delivered in person, mailed by certified mail, return receipt requested, mailed by overnight mail or sent by telecopier, not less than ten (10) days prior to the earliest payment date stated therein, to the holders of record of shares of Series D Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation.

     5.   REDEMPTION.

          (a)   OPTIONAL REDEMPTION.

               (i) SERIES D OPTIONAL REDEMPTION PERIOD. The Corporation shall not have any right to redeem any shares of the Series D Preferred Stock on or prior to the third anniversary of the Series E Closing Date. If on any date after the third anniversary of the Series E Closing Date, but prior to the Series D Automatic Redemption Date, the average closing price per share of the Common Stock, as reported on NASDAQ or other nationally recognized securities exchange on which the shares of Common Stock trade, for any sixty (60) consecutive trading days after such third anniversary date, equals or exceeds four hundred percent (400%) of the Series D Accreted Value (the "Series D Optional Redemption Measurement Window"), the Corporation shall have the right, at its sole option and election, to redeem (unless otherwise prevented by law) within thirty (30) days following such Series D Optional Redemption Measurement Window (the "Series D Optional Redemption Period"), all, but not less than all, of the outstanding shares of Series D Preferred Stock in cash, at a price per share (the "Series D Optional Redemption Price") equal to the sum of the Series D Accreted Value PLUS all dividends that accrue and are payable pursuant to
Section 3(b) of this Article V.B.

               (ii) OPTIONAL REDEMPTION PAYMENT. Written notice of any election by the Corporation to redeem the shares of Series D Preferred Stock pursuant to this Section 5(a) of Article V.B (with a closing date prior to the expiration of the Series D Optional Redemption Period selected for such redemption (the "Series D Optional Redemption Date")), shall be delivered in person, mailed by certified mail, return receipt requested, mailed by overnight mail or sent by telecopier not less than ten (10), nor more than thirty (30), days prior to such Series D Optional Redemption Date to the holders of record of the shares of Series D Preferred Stock, such notice to be addressed to each such holder at its address as shown in the records of the Corporation. The Series D Optional Redemption Price shall be made with respect to each share of Series D Preferred Stock by wire transfer of immediately available funds as promptly as practicable and, in any event, within seven (7) days after receipt by the

Corporation of the Series D Preferred Stock certificates to accounts designated in writing by the holders of such shares of Series D Preferred Stock after surrender of the Series D Preferred Stock certificates pursuant to the following sentence. Upon notice from the Corporation, each holder of shares of Series D Preferred Stock so redeemed shall promptly surrender to the Corporation, at any place where the Corporation shall maintain a transfer agent for its shares of Series D Preferred Stock, certificates representing the shares so redeemed, duly endorsed in blank or accompanied by proper instruments of transfer. Notwithstanding anything to the contrary set forth in this Article V.B, any holder of Series D Preferred Stock may convert its shares of Series D Preferred Stock pursuant to Section 7(a) of this Article V.B until the Series D Optional Redemption Price has been paid in full by the Corporation to such holder.

               (iii) TERMINATION OF RIGHTS. If shares of Series D Preferred Stock are redeemed in full on the Series D Optional Redemption Date, then after the Series D Optional Redemption Date, all rights of any holder of shares of Series D Preferred Stock shall cease and terminate, and such shares of Series D Preferred Stock shall no longer be deemed to be outstanding; PROVIDED, HOWEVER, that, if the Corporation defaults in the payment in full of the Series D Optional Redemption Price, then, subject to Section 5(b) of this Article V.B, the Corporation may not redeem the shares of Series D Preferred Stock until the next Series D Optional Redemption Measurement Window.

          (b)   AUTOMATIC REDEMPTION.

               (i) AUTOMATIC REDEMPTION DATE AND PAYMENT. On the fourth anniversary of the Series E Closing Date (the "Series D Automatic Redemption Date"), all of the shares of Series D Preferred Stock shall automatically, with no further action required to be taken by the Corporation or the holder thereof, be redeemed (unless otherwise prevented by law) in cash, at a redemption price per share (the "Series D Redemption Price") equal to the sum of the Series D Accreted Value PLUS all dividends accrued since the previous Series D Accrual Date. Written notice of the Series D Automatic Redemption Date shall be delivered in person, mailed by certified mail, return receipt requested, mailed by overnight mail or sent by telecopier not less than thirty
(30), nor more than sixty (60), days prior to the Series D Automatic Redemption Date to the holders of record of the shares of Series D Preferred Stock, such notice to be addressed to each such holder at its address as shown in the records of the Corporation. The Series D Redemption Price shall be made with respect to each share of Series D Preferred Stock by wire transfer of immediately available funds as promptly as practicable and, in any event, within seven (7) days after receipt by the Corporation of the Series D Preferred Stock certificates to accounts designated in writing by the holders of such shares of Series D Preferred Stock after surrender of the Series D Preferred Stock certificates pursuant to the following sentence. Upon notice from the Corporation, each holder of such shares of Series D Preferred Stock so redeemed shall promptly surrender to the Corporation, at any place where the Corporation shall maintain a transfer agent for its shares of Series D Preferred Stock, certificates representing the shares so redeemed, duly endorsed in blank or accompanied by proper instruments of transfer. Notwithstanding anything to the contrary set forth in this Article V.B, any holder of Series D Preferred Stock may convert its shares of Series D Preferred Stock pursuant to Section 7(a) of this Article V.B until the Series D Redemption Price has been paid in full by the Corporation to any such holder.

               (ii) TERMINATION OF RIGHTS. If the shares of Series D Preferred Stock are redeemed in full on the Series D Automatic Redemption Date, then after the Series D Automatic Redemption Date, all rights of any holder of such shares of Series D Preferred Stock shall cease and terminate, and such shares of Series D Preferred Stock shall no longer be deemed to be outstanding, whether or not the certificates representing such shares have been received by the Corporation; PROVIDED, HOWEVER, that, if the Corporation defaults in the payment in full of the Series D Redemption Price, the rights of the holders of shares of Series D Preferred Stock shall continue until the Corporation cures such default.

               (iii) INSUFFICIENT FUNDS FOR REDEMPTION. If the funds of the Corporation available for redemption of the shares of Series D Preferred Stock on the Series D Automatic Redemption Date are insufficient to redeem in full the shares of Series D Preferred Stock, the holders of shares of Series D Preferred Stock shall share ratably in any funds available by law for redemption of such shares according to the respective amounts which would be payable with respect to the number of shares owned by them if the shares to be so redeemed on such Series D Automatic Redemption Date were redeemed in full. Any shares of Series D Preferred Stock that the Corporation does not redeem on the Series D Automatic Redemption Date due to insufficient funds shall continue to be outstanding until redeemed and dividends on such shares shall continue to accrue and cumulate until redeemed. The Corporation shall in good faith use all commercially reasonable efforts as expeditiously as possible to eliminate, or obtain an exception, waiver or exemption from, any and all restrictions that prevented the Corporation from paying the Series D Redemption Price and redeeming all of the shares of Series D Preferred Stock. At any time thereafter when additional funds of the Corporation are available by law for the redemption of the shares of Series D Preferred Stock, such funds shall be used as promptly as practicable to redeem the balance of such shares, or such portion thereof for which funds are available, on the basis set forth above.

          (c) RANK. Notwithstanding anything to the contrary in this Section 5 of Article V.B, no redemption of shares of Series D Preferred Stock pursuant to this Section 5 of Article V.B shall occur (i) if there are any shares of Series E Preferred Stock issued and outstanding or (ii) unless and until the issued and outstanding shares of Series E Preferred Stock shall have received all payments due and owing under the terms thereof.

     6.   VOTING RIGHTS; ELECTION OF DIRECTOR.

          (a) GENERAL. In addition to the voting rights to which the holders of Series D Preferred Stock are entitled under or granted by California law, the holders of Series D Preferred Stock shall be entitled to vote, in person or by proxy, at a special or annual meeting of stockholders on all matters entitled to be voted on by holders of shares of Common Stock voting together as a single class with the Common Stock (and with other shares entitled to vote thereon, if any). With respect to any such vote, each share of Series D Preferred Stock shall entitle the holder thereof to cast that number of votes as is equal to the quotient of (i) the sum of the Series D Accreted Value plus all dividends accrued since the previous Series D Accrual Date divided by (ii) $4.20, subject to the same adjustments that are made to the Series D Conversion Price as provided in Section 7(c) of this Article V.B below.

          (b) DIRECTORS. As long as at least 500,000 shares of Series D Preferred Stock are outstanding, if General Atlantic Partners 74, L.P., GAP Coinvestment Partners II, L.P., GapStar, LLC, GAPCO GmbH & Co. KG and/or any Affiliate thereof in the aggregate own at least a majority of the outstanding shares of Series D Preferred Stock, then the holders of shares of Series D Preferred Stock, voting as a separate class, shall be entitled to elect one (1) director of the Corporation.

          (c) ELECTIONS. As long as at least 500,000 shares of Series D Preferred Stock are outstanding, the Series D Preferred Stock shall vote together as a single class with the Common Stock (and all other classes and series of stock of the Corporation entitled to vote thereon, if any) with respect to the election of all of the other directors of the Corporation. If the conditions set forth in Section 6(b) of this Article V.B necessary for the holders of shares of Series D Preferred Stock to vote as a separate class for the election of one director are not satisfied, then the Series D Preferred Stock shall vote together as a single class with the Common Stock (and all other classes and series of stock of the Corporation entitled to vote thereon, if any) with respect to the election of all of the directors of the Corporation. At any meeting held for the purpose of electing directors pursuant to Section 6(b) of this Article V.B at a time when the holders of shares of Series D Preferred Stock are entitled to vote as a separate class for the election of one director, the presence in person or by proxy of the holders of a majority of the shares of Series D Preferred Stock then outstanding shall constitute a quorum of the Series D Preferred Stock for the election of the director to be elected solely by the holders of shares of Series D Preferred Stock; the holders of shares of Series D Preferred Stock shall be entitled to cast one vote per share of Series D Preferred Stock in any such election; and the director to be elected exclusively by the holders of shares of Series D Preferred Stock shall be elected by the affirmative vote of the holders of Series D Preferred Stock. Subject to the provisions of Section 305(b) and
Section 603(d) of the California Corporations Code, a vacancy in a directorship filled by the holders of the Series D Preferred Stock voting as a separate class pursuant to Section 6(b) of this Article V.B shall be filled only by vote or written consent of the holders of shares of Series D Preferred Stock. The director elected pursuant to Section 6(b) of this Article V.B may not be removed without the consent of a majority of the holders of shares of Series D Preferred Stock, except as otherwise provided by law.

          (d) ACTION WITHOUT A MEETING. Except as provided in Section 305(b) and Section 603(d) of the California Corporations Code, any action required by the California Corporations Code to be taken at any annual or special meeting of holders of Series D Preferred Stock, voting as a separate class or series, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of Series D Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of the holders of Series D Preferred Stock and shall be delivered (by hand or certified or registered mail, return receipt requested) to the Corporation by delivery to its registered office in the State of California, its principal place of business, or any officer or agent of the Corporation having custody of the book in which proceedings of meetings of the holders of Series D Preferred Stock are recorded. Every written consent shall bear the date of signature of each holder of Series D Preferred Stock who signs the consent. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall, to the extent required by applicable law, be given to those holders of Series D Preferred Stock who have not consented in writing, and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation.

          (e) MAJOR ACTIONS. Notwithstanding anything to the contrary set forth in the Articles of Incorporation or the By-laws of the Corporation, the affirmative vote of the holders of a majority of the outstanding shares of Series D Preferred Stock, acting in accordance with Section 6(d) of this
Article V.B, voting as a separate class, shall be a prerequisite to:

               (i) any amendment, modification or restatement of the Articles of Incorporation or the By-Laws of the Corporation, including, without limitation, by merger, consolidation, business combination or otherwise that is not a Change of Control;

               (ii) the issuance, reservation for issuance or authorization of any Capital Stock of the Corporation or any right or option to acquire shares of Capital Stock ranking senior to the shares of Series D Preferred Stock or any increase or decrease in the authorized number of shares of Series D Preferred Stock; PROVIDED, that the Corporation may issue options or shares pursuant to the Stock Option Plans, (x) shares of Series E Preferred Stock (A) upon conversion of those certain convertible promissory notes, with an aggregate principal amount of ten million dollars ($10,000,000), issued by the Corporation on November 26, 2003, (B) in exchange for those certain 5 3/4% Convertible Subordinated Notes, due April 1, 2005, in the principal face amount of thirty-two million seven hundred ninety-five thousand dollars ($32,795,000), issued by the Corporation pursuant to the Corporation's Indenture, dated March 31, 2000, (C) upon conversion of the Apex Notes and (D) issuable pursuant to agreements entered into prior to the Series E Closing Date, and (y) the Series E Purchase Rights and the Rights Shares;

               (iii) the redemption of any Junior Stock other than the repurchase of unvested stock options or restricted stock from employees, officers, directors or consultants of the Corporation upon termination of service or in accordance with the Stock Option Plans;

               (iv) any declaration, distribution or payment of any dividend or other distribution to any Junior Stock;

               (v) the issuance, incurrence, assumption or guarantee by the Corporation or any Subsidiary of the Corporation of any funded Indebtedness (excluding capital leases incurred in the ordinary course of business but including the incurrence of any debt in connection with any borrowing arrangements with Silicon Valley Bank, provided that, with respect to the incurrence of any debt in connection with any borrowing arrangements with Silicon Valley Bank, if the holders of Series D Preferred Stock do not respond to a written request for consent by the Company within two Business Days of receiving such request, such holder shall be deemed to have consented); and

               (vi)  any amendment to this Section 6(e) of Article V.B.

     7.   CONVERSION.

          (a) OPTIONAL CONVERSION. Any holder of shares of Series D Preferred Stock shall have the right, at its option, at any time and from time to time prior to the Effective Time (as such term is defined in the Merger Agreement), to convert, subject to the terms and provisions of this Section 7 of Article V.B, any or all of such holder's shares of Series D Preferred Stock into such number of fully paid and non-assessable shares of Common Stock as is equal to the product of (i) the number of shares of Series D Preferred Stock being so converted MULTIPLIED BY (ii) the quotient of (x) the sum of the Series D Accreted Value PLUS all dividends accrued since the previous Series D Accrual Date DIVIDED BY (y) the Series D Conversion Price, subject to adjustment as provided in Section 7(c) of this Article V.B. Such conversion right shall be exercised by the surrender of certificate(s) representing the shares of Series D Preferred Stock to be converted to the Corporation at any time during usual business hours at its principal place of business maintained by it (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of shares of Series D Preferred Stock), accompanied by written notice that the holder elects to convert such shares of Series D Preferred Stock and specifying the name or names (with address) in which a certificate or certificates for shares of Common Stock are to be issued and (if so required by the Corporation) by a written instrument or instruments of transfer in form reasonably satisfactory to the Corporation duly executed by the holder on its duly authorized legal representative and transfer tax stamps or funds therefor, if required pursuant to Section 7(i) of this Article V.B. All certificates representing shares of Series D Preferred Stock surrendered for conversion shall be delivered to the Corporation for cancellation and canceled by it. As promptly as practicable after the surrender of any shares of Series D Preferred Stock, in any event within seven (7) days of the receipt of such certificates, the Corporation shall (subject to compliance with the applicable provisions of federal and state securities laws) deliver to the holder of such shares so surrendered certificate(s) representing the number of fully paid and nonassessable shares of Common Stock into which such shares are entitled to be converted. At the time of the surrender of such certificate(s), the Person in whose name any certificate(s) for shares of Common Stock shall be issuable upon such conversion shall be deemed to be the holder of record of such shares of Common Stock on such date, notwithstanding that the share register of the Corporation shall then be closed or that the certificates representing such Common Stock shall not then be actually delivered to such Person.

          (aa) AUTOMATIC CONVERSION. Each share of Series D Preferred Stock shall, upon the written request to the Corporation by holders of at least a majority of the then issued and outstanding Series D Preferred Stock, automatically be converted into such number of fully paid and nonassesable shares of Common Stock as is equal to the product of (i) the number of shares of Series D Preferred Stock being so converted MULTIPLIED BY (ii) the quotient of (x) the Series D Accreted Value PLUS all dividends accrued since the previous Series D Accrual Date DIVIDED BY (y) the Series D Conversion Price, subject to adjustment as provided in Section 7(c) of this Article V.B. Upon notice from the Corporation, each holder of Series D Preferred Stock so converted shall promptly surrender to the Corporation for cancellation, at any place where the Corporation shall maintain a transfer agent for its Series D Preferred Stock or Common Stock, certificates representing the shares of Series D Preferred Stock so converted, duly endorsed in blank or accompanied by proper instruments of transfer. As promptly as practicable after the surrender of any shares of Series D Preferred Stock, the Corporation shall (subject to compliance with the applicable provisions of federal and state securities laws) deliver to the holder of such shares so surrendered certificate(s) representing the number of fully paid and nonassessable shares of Common Stock into which such shares are entitled to be converted.

          (b) TERMINATION OF RIGHTS. On the date of such optional conversion pursuant to Section 7(a) of this Article V.B or automatic conversion pursuant to Section 7(aa) of this Article V.B, all rights with respect to the shares of Series D Preferred Stock so converted, including the rights, if any, to receive notices and vote, shall terminate, except only the rights of holders thereof to
(i) receive certificates for the number of shares of Common Stock into which such shares of Series D Preferred Stock have been converted and (ii) exercise the rights to which they are entitled as holders of Common Stock.

          (c)   (i)   DIVIDEND, SUBDIVISION, COMBINATION OR RECLASSIFICATION OF
COMMON STOCK. In the event that the Corporation shall at any time or from time to time, prior to conversion of shares of Series D Preferred Stock (w) pay a dividend or make a distribution on the outstanding shares of Common Stock payable in Capital Stock of the Corporation, (x) subdivide the outstanding shares of Common Stock into a larger number of shares, (y) combine the outstanding shares of Common Stock into a smaller number of shares or (z) issue any shares of its Capital Stock in a reclassification of the Common Stock (other than any such event for which an adjustment is made pursuant to another clause of this Section 7(c) of Article V.B), then, and in each such case, the Series D Conversion Price in effect immediately prior to such event shall be adjusted (and any other appropriate actions shall be taken by the Corporation) so that the holder of any share of Series D Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other securities of the Corporation that such holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such share of Series D Preferred Stock been converted immediately prior to the occurrence of such event. An adjustment made pursuant to this Section 7(c)(i) of Article V.B shall become effective retroactively (x) in the case of any such dividend or distribution, to a date immediately following the close of business on the record date for the determination of holders of Common Stock entitled to receive such dividend or distribution or (y) in the case of any such subdivision, combination or reclassification, to the close of business on the day upon which such corporate action becomes effective.

               (ii) CERTAIN DISTRIBUTIONS. In case the Corporation shall at any time or from time to time, prior to conversion of shares of Series D Preferred Stock, distribute to all holders of shares of the Common Stock (including any such distribution made in connection with a merger or consolidation in which the Corporation is the resulting or surviving Person and the Common Stock is not changed or exchanged) cash, evidences of indebtedness of the Corporation or another issuer, securities of the Corporation or another issuer or other assets (excluding cash dividends in which holders of shares of Series D Preferred
Stock participate, in the manner provided in Section 3(c) of this Article V.B; dividends payable in shares of Common Stock for which adjustment is made under another paragraph of this Section 7(c) of Article V.B; and any distribution in connection with an Excluded Transaction) or rights or warrants to subscribe for or purchase of any of the foregoing, then, and in each such case, the Series D Conversion Price then in effect shall be adjusted (and any other appropriate actions shall be taken by the Corporation) by multiplying the Series D Conversion Price in effect immediately prior to the date of such distribution by a fraction (x) the numerator of which shall be the Current Market Price of the Common Stock immediately prior to the date of distribution LESS the then fair market value (as determined by the Board of Directors in the exercise of their fiduciary duties) of the portion of the cash, evidences of indebtedness, securities or other assets so distributed or of such rights or warrants applicable to one share of' Common Stock and (y) the denominator of which shall be the Current Market Price of the Common Stock immediately prior to the date of distribution (but such fraction shall not be greater than one); PROVIDED, HOWEVER, that no adjustment shall be made with respect to any distribution of rights or warrants to subscribe for or purchase securities of the Corporation if the holder of shares of Series D Preferred Stock would otherwise be entitled to receive such rights or warrants upon conversion at any time of shares of Series D Preferred Stock into Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective retroactively to a date immediately following the close of business on the record date for the determination of stockholders entitled to receive such distribution.

               (iii) OTHER CHANGES. In case the Corporation at any time or from time to time, prior to the conversion of shares of Series D Preferred Stock, shall take any action affecting its Common Stock similar to or having an effect similar to any of the actions described in Sections 7(c)(i) or (ii) of this
Article V.B above or Section 7(f) of this Article V.B below (but not including any action described in any such Section), the Board of Directors shall consider whether an adjustment should thereupon be made in the Series D Conversion Price. If the Board of Directors in good faith determines that it would be equitable in the circumstances to adjust the Series D Conversion Price as a result of such action, then, and in each such case, the Series D Conversion Price shall be adjusted in such manner and at such time as the Board of Directors in good faith determines would be equitable in the circumstances (such determination to be evidenced in a resolution, a certified copy of which shall be mailed to the holders of shares of Series D Preferred Stock).

               (iv) NO ADJUSTMENT. Notwithstanding anything herein to the contrary, no adjustment under this Section 7(c) of Article V.B need be made to the Series D Conversion Price if the Corporation receives written notice from holders of a majority of the outstanding shares of Series D Preferred Stock that no such adjustment is required.

          (d) ABANDONMENT. If the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter and before the distribution to stockholders thereof legally abandon its plan to pay or deliver such dividend or distribution, then no adjustment in the Series D Conversion Price shall be required by reason of the taking of such record.

          (e) CERTIFICATE AS TO ADJUSTMENTS. Upon any adjustment in the Series D Conversion Price, the Corporation shall within a reasonable period (not to exceed ten (10) Business Days) following any of the foregoing transactions deliver to each registered holder of shares of Series D Preferred Stock a certificate, signed by (i) the Chief Executive Officer of the Corporation and
(ii) the Chief Financial Officer of the Corporation, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the increased or decreased Series D Conversion Price then in effect following such adjustment.

          (f) REORGANIZATION, RECLASSIFICATION. In case of any merger or consolidation of the Corporation (other than a Change of Control) or any capital reorganization, reclassification, or other change of outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value or a Change of Control) (each, a "Transaction"), the Corporation shall execute and deliver to each holder of shares of Series D Preferred Stock at least ten (10) Business Days prior to effecting such Transaction a certificate, signed by (i) the Chief Executive Officer of the Corporation and (ii) the Chief Financial Officer of the Corporation, stating that the holder of each share of Series D Preferred Stock shall have the right to receive in such Transaction, in exchange for each share of Series D Preferred Stock, a security identical to (and not less favorable than) the Series D Preferred Stock, and provision shall be made therefor in the agreement, if any, relating to such Transaction. Any certificate delivered pursuant to this Section 7(f) of Article V.B shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 7 of Article V.B. The provisions of this Section 7(f) of Article V.B and any equivalent thereof in any such certificate similarly shall apply to successive transactions.

          (g)   NOTICES. In case at any time or from time to time:

               (i) the Corporation shall declare a dividend (or any other distribution) on its shares of Common Stock;

               (ii) the Corporation shall authorize the granting to the holders of its Common Stock rights or warrants to subscribe for or purchase any shares of Capital Stock of any class or of any other rights or warrants; or

               (iii) there shall be any Transaction;

then the Corporation shall mail to each holder of shares of Series D Preferred Stock at such holder's address as it appears on the transfer books of the Corporation, as promptly as possible but in any event at least ten (10) days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution or granting of rights or warrants or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or granting of rights or warrants are to be determined, or (B) the date on which such Transaction is expected to become effective and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for shares of stock or other securities or property or cash deliverable upon such Transaction. Notwithstanding the foregoing, in the case of any event to which
Section 7(f) of this Article V.B above is applicable, the Corporation shall also deliver the certificate described in Section 7(f) of this Article V.B above to each holder of shares of Series D Preferred Stock at least ten (10) Business Days prior to effecting such reorganization or reclassification as aforesaid.

          (h) RESERVATION OF COMMON STOCK. The Corporation shall at all times reserve and keep available for issuance upon the conversion of shares of Series D Preferred Stock, such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Series D Preferred Stock, and shall take all action to increase the authorized number of shares of Common Stock if at any time there shall be insufficient authorized but unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Series D Preferred Stock; PROVIDED; that (x) the holders of shares of Series D

Preferred Stock shall vote such shares in favor of any such action that requires a vote of stockholders and (y) such holders shall cause any directors elected by them pursuant to Section 6(b) of this Article V.B above to vote in favor of any such action that requires a vote of the Board of Directors.

          (i) NO CONVERSION TAX OR CHARGE. The issuance or delivery of certificates for Common Stock upon the conversion of shares of Series D Preferred Stock shall be made without charge to the converting holder of shares of Series D Preferred Stock for such certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the respective names of or (subject to compliance with the applicable provisions of federal and state securities laws) in such names as may be directed by, the holders of the shares of Series D Preferred Stock converted; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the shares of Series D Preferred Stock converted, and the Corporation shall not be required to issue or deliver such certificate unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Corporation the amount of such tax or shall have established to the reasonable satisfaction of the Corporation that such tax has been paid.

          (j) LIMITATIONS ON CONVERSIONS. Each holder of the Series D Preferred Stock's right to convert its shares of Series D Preferred Stock into shares of Common Stock shall not be limited by any notice delivered by the Corporation of any proposed redemption, Change of Control or any other event that notwithstanding this subsection (j) shall purport to limit such conversion right.

     8. CERTAIN REMEDIES. Any registered holder of shares of Series D Preferred Stock shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Article V.B and to enforce specifically the terms and provisions of this Article V.B in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which such holder may be entitled at law or in equity.

     9. BUSINESS DAY. If any payment shall be required by the terms hereof to be made on a day that is not a Business Day, such payment shall be made on the immediately succeeding Business Day.

     C.  SERIES E PREFERRED STOCK

     For the purposes of this Article V.C only, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

     "EXCLUDED TRANSACTION" means (a) any issuance of shares of stock or options to purchase shares of Series E Preferred Stock or Common Stock pursuant to the Stock Option Plans, (b) any issuance of Common Stock (i) upon the conversion of shares of Series E Preferred Stock or shares of Series D Preferred Stock, (ii) as a dividend on shares of Series E Preferred Stock or shares of Series D Preferred Stock or (iii) upon conversion or exercise of any Common Stock Equivalents, (c) any issuance of Common Stock in connection with any Series E Liquidation Payment or Series D Liquidation Payment, (d) Capital Stock issued in consideration of an acquisition, approved by the Board of Directors, of another Person, (e) shares of Common Stock and Common Stock Equivalents issued in strategic transactions (which may not be private equity or venture capital financing transactions), approved by the Board of Directors, to Persons that are not principally engaged in financial investing, (f) the issuance of the Series E Purchase Rights and the Rights Shares, (g) shares of Series E Preferred Stock issuable pursuant to agreements entered into prior to the Series E Closing Date and (h) shares of Common Stock issuable upon conversion of the Apex Notes in accordance with the terms of the Convertible Note Purchase Agreement.

     "JUNIOR STOCK" shall have the meaning ascribed to it in Section 2(a) of this Article V.C.

     "PRICE PER SHARE" means $1.50 (subject to anti-dilution adjustment for stock splits of, combinations of and capital reorganizations with respect to the Series E Preferred Stock).

     "TRANSACTION" shall have the meaning ascribed to it in Section 7(f) of this Article V.C.

     1. DESIGNATION AND NUMBER OF SHARES. There shall be hereby created and established a series of preferred stock designated as "Series E Redeemable Convertible Preferred Stock" (the "Series E Preferred Stock"). The authorized number of shares of Series E Preferred Stock shall be sixty-eight million (68,000,000).

     Immediately after the consummation of the Merger (the "Reverse Split Effective Time"), each share of Series E Preferred Stock issued and outstanding immediately prior to the Reverse Split Effective Time (the "Old Series E Preferred Stock") shall be, without any action of the holder thereof, automatically split up and converted into 1/70,000th share of Series E Preferred Stock (the "New Series E Preferred Stock") (such split, the "Reverse Split"). After the Reverse Split Effective Time, all references to "Series E Preferred Stock" in this Article V.C shall refer to the New Series E Preferred Stock.

     Notwithstanding the immediately preceding paragraph, no fractional shares of the New Series E Preferred Stock shall be issued to the holders thereof (the "Series E Distribution Holder") immediately after the Reverse Split Effective Time in connection with the Reverse Split, and no certificates representing any such fractional shares shall be issued. In lieu of the issuance of any fractional shares, the Corporation will pay to each Series E Distribution Holder an amount in cash equal to the product of (x) the fractional shares of the New Series E Preferred Stock held by such Series E Distribution Holder, multiplied by (y) the quotient referred to in Section 7(a)(ii) of this Article V.C, as adjusted after the Reverse Split, multiplied by (z) $0.102 (subject to adjustment for any stock splits, combinations or recapitalizations of the Common Stock and similar anti-dilution events involving the Common Stock), such payment to be made in accordance with Article II of the Merger Agreement.

     Each stock certificate that, immediately prior to the Reverse Split Effective Time, represented shares of Old Series E Preferred Stock shall, from and after the Reverse Split Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of shares of New Series E Preferred Stock into which the shares of Old Series E Preferred Stock represented by such certificate shall have been reclassified.

     2. RANK. The Series E Preferred Stock shall with respect to the payment of the Series E Liquidation Payment in the event of Liquidation or Change of Control and with respect to dividend and redemption rights rank senior to (i) all series of Common Stock (ii) all series of preferred stock of the Corporation (including, without limitation, the Series C Participating Preferred Stock and the Series D Preferred Stock) and (iii) each other class or series of Capital Stock of the Corporation hereafter created which does not expressly rank PARI PASSU with or senior to the Series E Preferred Stock (clauses (i), (ii) and (iii), together, the "Junior Stock").

     3.   DIVIDENDS.

          (a) DIVIDEND RATE. The holders of shares of Series E Preferred Stock shall accrue dividends at an annual rate equal to five and three-fourths percent (5-3/4%) of the Price Per Share, calculated on the basis of a 360-day year, consisting of twelve 30-day months, and shall accrue on a daily basis from the date of issuance thereof, whether or not the Corporation has earnings or profits, whether or not there are funds legally available for the payment of dividends and whether or not declared by the Board of Directors. Such dividends shall not be paid in cash and shall instead be added to the Series E Accreted Value on a semi-annual basis on December 31st and June 30th of each year (each such date, a "Series E Accrual Date"). In addition, if the Corporation declares and pays any dividends on the Common Stock, then, in that event, the holders of shares of Series E Preferred Stock shall be entitled to share in such dividends on a pro rata basis, as if their shares had been converted into shares of Common Stock pursuant to Section 7(a) of this Article V.C below immediately prior to the record date for determining the stockholders of the Corporation eligible to receive such dividends.

          (b) OTHER DIVIDENDS. The Corporation shall not declare or pay any dividends on, or make any other distributions with respect to or redeem, purchase or otherwise acquire for consideration, any other shares of Capital Stock unless and until all accrued and unpaid dividends on the Series E Preferred Stock have been paid in full. Notwithstanding Section 2 of this
Article V.C or this Section 3(b) of Article V.C, dividends shall accrue on the Series D Preferred Stock as provided in Section 3 of Article V.B hereof.

     4.   LIQUIDATION AND CHANGE OF CONTROL.

          (a) SERIES E LIQUIDATION PAYMENT. Upon the occurrence of a Liquidation, the holders of shares of Series E Preferred Stock shall be paid in cash for each share of Series E Preferred Stock held thereby, out of, but only to the extent of, the assets of the Corporation legally available for distribution to its stockholders, an amount equal to the greater of (i) the sum of (A) the Series E Accreted Value of such share of Series E Preferred Stock on the date of such Liquidation PLUS (B) all dividends accrued since the previous Series E Accrual Date or (ii) the aggregate consideration that would be paid to the holder of the number of shares of Common Stock into which such share of Series E Preferred Stock is convertible immediately prior to such Liquidation. If the assets of the Corporation available for distribution to the holders of shares of Series E Preferred Stock shall be insufficient to permit payment in full to such holders of the sums which such holders are entitled to receive in such case, then all of the assets available for distribution to holders of shares of Series E Preferred Stock shall be distributed among and paid to such holders ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full.

          (b) CHANGE OF CONTROL. In the event of a Change of Control, the holders of shares of Series E Preferred Stock shall be paid for each share of Series E Preferred Stock held thereby, an amount equal to the greater of (i) the sum of (A) the Series E Accreted Value of such share of Series E Preferred Stock on the date of such Change of Control PLUS (B) all dividends accrued since the previous Series E Accrual Date or (ii) the aggregate consideration that would be paid to the holder of the number of shares of Common Stock into which such share of Series E Preferred Stock is convertible immediately prior to the closing of such Change of Control. Such amount shall be paid in the form of consideration paid in such Change of Control on the closing date of such Change of Control.

     5.   REDEMPTION.

          (a)  OPTIONAL REDEMPTION.

               (i) SERIES E OPTIONAL REDEMPTION PERIOD. The Corporation shall not have any right to redeem any shares of the Series E Preferred Stock on or prior to the third anniversary of the Series E Closing Date. If on any date after the third anniversary of the Series E Closing Date, but prior to the Series E Automatic Redemption Date, the average closing price per share of the Common Stock, as reported on NASDAQ or other nationally recognized securities exchange on which the shares of Common Stock trade, for any sixty (60) consecutive trading days after such third anniversary date, equals or exceeds four hundred percent (400%) of the Series E Accreted Value (the "Series E Optional Redemption Measurement Window"), the Corporation shall have the right, at its sole option and election, to redeem (unless otherwise prevented by law) within thirty (30) days following such Series E Optional Redemption Measurement Window (the "Series E Optional Redemption Period"), all, but not less than all, of the outstanding shares of Series E Preferred Stock in cash, at a price per share (the "Series E Optional Redemption Price") equal to the sum of the Series E Accreted Value PLUS all dividends accrued since the previous Series E Accrual Date.

               (ii) OPTIONAL REDEMPTION PAYMENT. Written notice of any election by the Corporation to redeem the shares of Series E Preferred Stock pursuant to this Section 5(a) of Article V.C (with a closing date prior to the expiration of the Series E Optional Redemption Period selected for such redemption (the "Series E Optional Redemption Date")), shall be delivered in person, mailed by certified mail, return receipt requested, mailed by overnight mail or sent by telecopier not less than ten (10), nor more than thirty (30), days prior to such Series E Optional Redemption Date to the holders of record of the shares of Series E Preferred Stock, such notice to be addressed to each such holder at its address as shown in the records of the Corporation. The Series E Optional Redemption Price shall be made with respect to each share of Series E Preferred Stock by wire transfer of immediately available funds or check as promptly as practicable and, in any event, within seven (7) days after receipt by the Corporation of the Series E Preferred Stock certificates to accounts designated in writing by the holders of such shares of Series E Preferred Stock (in the case of wire transfer) after surrender of the Series E Preferred Stock certificates pursuant to the following sentence. Upon notice from the Corporation, each holder of shares of Series E Preferred Stock so redeemed shall promptly surrender to the Corporation, at any place where the Corporation shall maintain a transfer agent for its shares of Series E Preferred Stock, certificates representing the shares so redeemed, duly endorsed in blank or accompanied by proper instruments of transfer. Notwithstanding anything to the contrary set forth in this Article V.C, any holder of Series E Preferred Stock may convert its shares of Series E Preferred Stock pursuant to Section 7(a) of this Article V.C until the Series E Optional Redemption Price has been paid in full by the Corporation to such holder.

               (iii) TERMINATION OF RIGHTS. If shares of Series E Preferred Stock are redeemed in full on the Series E Optional Redemption Date, then after the Series E Optional Redemption Date, all rights of any holder of shares of Series E Preferred Stock shall cease and terminate, and such shares of Series E Preferred Stock shall no longer be deemed to be outstanding; PROVIDED, HOWEVER, that, if the Corporation defaults in the payment in full of the Series E Optional Redemption Price, then, subject to Section 5(b) of this Article V.C, the Corporation may not redeem the shares of Series E Preferred Stock until the next Series E Optional Redemption Measurement Window.

          (b)  AUTOMATIC REDEMPTION.

               (i) AUTOMATIC REDEMPTION DATE AND PAYMENT. On the fourth anniversary of the Series E Closing Date (the "Series E Automatic Redemption Date"), all of the shares of Series E Preferred Stock shall automatically, with no further action required to be taken by the Corporation or the holder thereof, be redeemed (unless otherwise prevented by law) in cash, at a redemption price per share (the "Series E Redemption Price") equal to the sum of the Series E Accreted Value PLUS all dividends accrued since the previous Series E Accrual Date. Written notice of the Series E Automatic Redemption Date shall be delivered in person, mailed by certified mail, return receipt requested, mailed by overnight mail or sent by telecopier not less than thirty
(30), nor more than sixty (60), days prior to the Series E Automatic Redemption Date to the holders of record of the shares of Series E Preferred Stock, such notice to be addressed to each such holder at its address as shown in the records of the Corporation. The Series E Redemption Price shall be made with respect to each share of Series E Preferred Stock by wire transfer of immediately available funds or check as promptly as practicable and, in any event, within seven (7) days after receipt by the Corporation of the Series E Preferred Stock certificates to accounts designated (in the case of wire transfer) in writing by the holders of such shares of Series E Preferred Stock after surrender of the Series E Preferred Stock certificates pursuant to the following sentence. Upon notice from the Corporation, each holder of such shares of Series E Preferred Stock so redeemed shall promptly surrender to the Corporation, at any place where the Corporation shall maintain a transfer agent for its shares of Series E Preferred Stock, certificates representing the shares so redeemed, duly endorsed in blank or accompanied by proper instruments of transfer. Notwithstanding anything to the contrary set forth in this Article V.C, any holder of Series E Preferred Stock may convert its shares of Series E Preferred Stock pursuant to Section 7(a) of this Article V.C until the Series E Redemption Price has been paid in full by the Corporation to any such holder.

               (ii) TERMINATION OF RIGHTS. If the shares of Series E Preferred Stock are redeemed in full on the Series E Automatic Redemption Date, then after the Series E Automatic Redemption Date, all rights of any holder of such shares of Series E Preferred Stock shall cease and terminate, and such shares of Series E Preferred Stock shall no longer be deemed to be outstanding, whether or not the certificates representing such shares have been received by the Corporation; PROVIDED, HOWEVER, that, if the Corporation defaults in the payment in full of the Series E Redemption Price, the rights of the holders of shares of Series E Preferred Stock shall continue until the Corporation cures such default.

               (iii) INSUFFICIENT FUNDS FOR REDEMPTION. If the funds of the Corporation available for redemption of the shares of Series E Preferred Stock on the Series E Automatic Redemption Date are insufficient to redeem in full the shares of Series E Preferred Stock, the holders of shares of Series E Preferred Stock shall share ratably in any funds available by law for redemption of such shares according to the respective amounts which would be payable with respect to the number of shares owned by them if the shares to be so redeemed on such Series E Automatic Redemption Date were redeemed in full. Any shares of Series E Preferred Stock that the Corporation does not redeem on the Series E Automatic Redemption Date due to insufficient funds shall continue to be outstanding until redeemed and dividends on such shares shall continue to accrue and cumulate until redeemed. The Corporation shall in good faith use all commercially reasonable efforts as expeditiously as possible to eliminate, or obtain an exception, waiver or exemption from, any and all restrictions that prevented the Corporation from paying the Series E Redemption Price and redeeming all of the shares of Series E Preferred Stock. At any time thereafter when additional funds of the Corporation are available by law for the redemption of the shares of Series E Preferred Stock, such funds shall be used as promptly as practicable to redeem the balance of such shares, or such portion thereof for which funds are available, on the basis set forth above.

     6.   VOTING RIGHTS.

          (a) GENERAL. In addition to the voting rights to which the holders of Series E Preferred Stock are entitled under or granted by California law, the holders of Series E Preferred Stock shall be entitled to vote, in person or by proxy, at a special or annual meeting of stockholders on all matters entitled to be voted on by holders of shares of Common Stock voting together as a single class with the Common Stock (and with other shares entitled to vote thereon, if any), including, without limitation, the election of all of the directors of the Corporation other than the director elected solely by the holders of the shares of Series D Preferred Stock pursuant to Section 6(b) of Article V.B hereof. With respect to any such vote, each share of Series E Preferred Stock shall entitle the holder thereof to cast that number of votes as is equal to the quotient of (i) the sum of the Series E Accreted Value PLUS all dividends accrued since the previous Series E Accrual Date divided by (ii) the Conversion Amount, subject to the same adjustments that are made to the Series E
Conversion Price as provided in Section 7(c) of this Article V.C below.

          (b) SERIES E ACTIONS. At any meeting of the holders of shares of Series E Preferred Stock held for the purpose of voting upon any resolutions requiring the approval of the holders of shares of Series E Preferred Stock, voting as a separate class or series, the presence in person or by proxy of the holders of a majority of the shares of Series E Preferred Stock then outstanding shall constitute a quorum of the Series E Preferred Stock; the holders of shares of Series E Preferred Stock shall be entitled to cast one vote per share of Series E Preferred Stock; and such resolution shall be deemed approved upon the affirmative vote of the holders of a majority of the outstanding shares of Series E Preferred Stock present in person or represented by proxy at such meeting.

          (c) ACTION WITHOUT A MEETING. Except as provided in Section 305(b) and Section 603(d) of the California Corporations Code, any action required by the California Corporations Code to be taken at any annual or special meeting of holders of Series E Preferred Stock, voting as a separate class or series, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of Series E Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of the holders of Series E Preferred Stock and shall be delivered (by hand or certified or registered mail, return receipt requested) to the Corporation by delivery to its registered office in the State of California, its principal place of business, or any officer or agent of the Corporation having custody of the book in which proceedings of meetings of the holders of Series E Preferred Stock are recorded. Every written consent shall bear the date of signature of each holder of Series E Preferred Stock who signs the consent. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall, to the extent required by applicable law, be given to those holders of Series E Preferred Stock who have not consented in writing, and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation.

          (d) MAJOR ACTIONS. Notwithstanding anything to the contrary set forth in the Articles of Incorporation or the By-laws of the Corporation, the affirmative vote of the holders of the outstanding shares of Series E Preferred Stock acting in accordance with Section 6(b) or 6(c) of this Article V.C, voting as a separate class, shall be a prerequisite to:

               (i) any amendment to, restatement of or waiver of the terms of the Series E Preferred Stock, including, without limitation, by merger, consolidation, business combination or otherwise that is not a Change of Control;

               (ii) the issuance, reservation for issuance or authorization of any Capital Stock of the Corporation or any right or option to acquire shares of Capital Stock ranking senior to the shares of Series E Preferred Stock or any increase or decrease in the authorized number of shares of Series E Preferred Stock; PROVIDED, that the Corporation may issue (w) options or shares pursuant to the Stock Option Plans, (x) shares of Series E Preferred Stock (A) upon conversion of those certain convertible promissory notes, with an aggregate principal amount of ten million dollars ($10,000,000), issued by the Corporation on November 26, 2003, (B) in exchange for those certain 5-3/4% Convertible Subordinated Notes, due April 1, 2005, in the principal face amount of thirty-two million seven hundred ninety-five thousand dollars ($32,795,000), issued by the Corporation pursuant to the Corporation's indenture, dated March 31, 2000, (C) upon conversion of the Apex Notes and (D) issuable pursuant to agreements entered into prior to the Series E Closing Date, and (y) the Series E Purchase Rights and the Rights Shares;


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


               (iii) the redemption of any Junior Stock other than the repurchase of unvested stock options or restricted stock from employees, officers, directors or consultants of the Corporation upon termination of service or in accordance with the Stock Option Plans;

               (iv) prior to the payment in full of the Series E Liquidation Payment, any distribution or payment of any dividend or other distribution to any Junior Stock, provided that, no consent of the holders of Series E Preferred Stock shall be required for the accrual of dividends on the Series D Preferred Stock as provided in Section 3 of Article V.B hereof; and

               (v)   any amendment to this Section 6(d) of Article V.C.

     7.   CONVERSION.

          (a) OPTIONAL CONVERSION. Any holder of shares of Series E Preferred Stock shall have the right, at its option, at any time and from time to time prior to the Effective Time (as such term is defined in the Merger Agreement), to convert, subject to the terms and provisions of this Section 7 of Article V.C, any or all of such holder's shares of Series E Preferred Stock into such number of fully paid and non-assessable shares of Common Stock as is equal to the product of (i) the number of shares of Series E Preferred Stock being so converted MULTIPLIED BY (ii) the quotient of (x) the Series E Accreted Value DIVIDED BY (y) the Series E Conversion Price, subject to adjustment as provided in Section 7(c) of this Article V.C below. Such conversion right shall be exercised by the surrender of certificate(s) representing the shares of Series E Preferred Stock to be converted to the Corporation at any time during usual business hours at its principal place of business maintained by it (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of shares of Series E Preferred Stock), accompanied by written notice that the holder elects to convert such shares of Series E Preferred Stock and specifying the name or names (with address) in which a certificate or certificates for shares of Common Stock are to be issued and (if so required by the Corporation) by a written instrument or instruments of transfer in form reasonably satisfactory to the Corporation duly executed by the holder or its duly authorized legal representative and transfer tax stamps or funds therefor, if required pursuant to Section 7(i) of this Article V.C below. All certificates representing shares of Series E Preferred Stock surrendered for conversion shall be delivered to the Corporation for cancellation and canceled by it. As promptly as practicable after the surrender of any shares of Series E Preferred Stock, in any event within seven (7) days of the receipt of such certificates, the Corporation shall (subject to compliance with the applicable provisions of federal and state securities laws) deliver to the holder of such shares so surrendered certificate(s) representing the number of fully paid and nonassessable shares of Common Stock into which such shares are entitled to be converted. At the time of the surrender of such certificate(s), the Person in whose name any certificate(s) for shares of Common Stock shall be issuable upon such conversion shall be deemed to be the holder of record of such shares of Common Stock on such date, notwithstanding that the share register of the Corporation shall then be closed or that the certificates representing such Common Stock shall not then be actually delivered to such Person.

          (aa) AUTOMATIC CONVERSION. Each share of Series E Preferred Stock shall, upon the written request to the Corporation by holders of at least a majority of the then issued and outstanding Series E Preferred Stock,


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


automatically be converted into such number of fully paid and nonassesable shares of Common Stock as is equal to the product of (i) the number of shares of Series E Preferred Stock being so converted, MULTIPLIED BY (ii) the quotient of (x) the Series E Accreted Value DIVIDED BY (y) the Series E Conversion Price, subject to adjustment as provided in Section 7(c) of this Article V.C below. Upon notice from the Corporation, each holder of Series E Preferred Stock so converted shall promptly surrender to the Corporation for cancellation, at any place where the Corporation shall maintain a transfer agent for its Series E Preferred Stock or Common Stock, certificates representing the shares of Series E Preferred Stock so converted, duly endorsed in blank or accompanied by proper instruments of transfer. As promptly as practicable after the surrender of any shares of Series E Preferred Stock, the Corporation shall (subject to compliance with the applicable provisions of federal and state securities laws) deliver to the holder of such shares so surrendered certificate(s) representing the number of fully paid and nonassessable shares of Common Stock into which such shares are entitled to be converted.

          (b) TERMINATION OF RIGHTS. On the date of such optional conversion pursuant to Section 7(a) of this Article V.C above or automatic conversion pursuant to Section 7(aa) of this Article V.C above, all rights with respect to the shares of Series E Preferred Stock so converted, including the rights, if any, to receive notices and vote, shall terminate, except only the rights of holders thereof to (i) receive certificates for the number of shares of Common Stock into which such shares of Series E Preferred Stock have been converted and (ii) exercise the rights to which they are entitled as holders of Common Stock.

          (c)   (i)   DIVIDEND, SUBDIVISION, COMBINATION OR RECLASSIFICATION OF
COMMON STOCK. In the event that the Corporation shall at any time or from time to time, prior to conversion of shares of Series E Preferred Stock (w) pay a dividend or make a distribution on the outstanding shares of Common Stock payable in Capital Stock of the Corporation, (x) subdivide the outstanding shares of Common Stock into a larger number of shares, (y) combine the outstanding shares of Common Stock into a smaller number of shares or (z) issue any shares of its Capital Stock in a reclassification of the Common Stock (other than any such event for which an adjustment is made pursuant to another clause of this Section 7(c) of Article V.C), then, and in each such case, the Series E Conversion Price in effect immediately prior to such event shall be adjusted (and any other appropriate actions shall be taken by the Corporation) so that the holder of any share of Series E Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other securities of the Corporation that such holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such share of Series E Preferred Stock been converted immediately prior to the occurrence of such event. An adjustment made pursuant to this Section 7(c)(i) of Article V.C shall become effective retroactively (x) in the case of any such dividend or distribution, to a date immediately following the close of business on the record date for the determination of holders of Common Stock entitled to receive such dividend or distribution or (y) in the case of any such subdivision, combination or reclassification, to the close of business on the day upon which such corporate action becomes effective.

               (ii) CERTAIN DISTRIBUTIONS. In case the Corporation shall at any time or from time to time, prior to conversion of shares of Series E Preferred Stock, distribute to all holders of shares of the Common Stock (including any such distribution made in connection with a merger or consolidation in which


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


the Corporation is the resulting or surviving Person and the Common Stock is not changed or exchanged) cash, evidences of indebtedness of the Corporation or another issuer, securities of the Corporation or another issuer or other assets (excluding cash dividends in which holders of shares of Series E Preferred Stock participate, in the manner provided in Section 3(b) of this Article V.C above; dividends payable in shares of Common Stock for which adjustment is made under another paragraph of this Section 7(c) of Article V.C; and any distribution in connection with an Excluded Transaction) or rights or warrants to subscribe for or purchase of any of the foregoing, THEN and in each such case, the Series E Conversion Price then in effect shall be adjusted (and any other appropriate actions shall be taken by the Corporation) by multiplying the Series E Conversion Price in effect immediately prior to the date of such distribution by a fraction (x) the numerator of which shall be the Current Market Price of the Common Stock immediately prior to the date of distribution LESS the then fair market value (as determined by the Board of Directors in the exercise of their fiduciary duties) of the portion of the cash, evidences of indebtedness, securities or other assets so distributed or of such rights or warrants applicable to one share of Common Stock and (y) the denominator of which shall be the Current Market Price of the Common Stock immediately prior to the date of distribution (but such fraction shall not be greater than one); PROVIDED, HOWEVER, that no adjustment shall be made with respect to any distribution of rights or warrants to subscribe for or purchase securities of the Corporation if the holder of shares of Series E Preferred Stock would otherwise be entitled to receive such rights or warrants upon conversion at any time of shares of Series E Preferred Stock into Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective retroactively to a date immediately following the close of business on the record date for the determination of stockholders entitled to receive such distribution.

               (iii) OTHER CHANGES. In case the Corporation at any time or from time to time, prior to the conversion of shares of Series E Preferred Stock, shall take any action affecting its Common Stock similar to or having an effect similar to any of the actions described in Sections 7(c)(i) or (ii) of this
Article V.C above or Section 7(f) of this Article V.C below (but not including any action described in any such Section), the Board of Directors shall consider whether an adjustment should thereupon be made in the Series E Conversion Price. If the Board of Directors in good faith determines that it would be equitable in the circumstances to adjust the Series E Conversion Price as a result of such action, then, and in each such case, the Series E Conversion Price shall be adjusted in such manner and at such time as the Board of Directors in good faith determines would be equitable in the circumstances (such determination to be evidenced in a resolution, a certified copy of which shall be mailed to the holders of shares of Series E Preferred Stock).

               (iv) NO ADJUSTMENT. Notwithstanding anything herein to the contrary, no adjustment under this Section 7(c) of Article V.C need be made to the Series E Conversion Price if the Corporation receives written notice from holders of a majority of the outstanding shares of Series E Preferred Stock that no such adjustment is required.

          (d) ABANDONMENT. If the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter and before the distribution to stockholders thereof legally abandon its plan to pay or deliver such dividend or distribution, then no adjustment in the Series E Conversion Price shall be required by reason of the taking of such record.


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


          (e) CERTIFICATE AS TO ADJUSTMENTS. Upon any adjustment in the Series E Conversion Price, the Corporation shall within a reasonable period (not to exceed ten (10) Business Days) following any of the foregoing transactions deliver to each registered holder of shares of Series E Preferred Stock a certificate, signed by (i) the Chief Executive Officer of the Corporation and
(ii) the Chief Financial Officer of the Corporation, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the increased or decreased Series E Conversion Price then in effect following such adjustment.

          (f) REORGANIZATION, RECLASSIFICATION. In case of any merger or consolidation of the Corporation (other than a Change of Control) or any capital reorganization, reclassification or other change of outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value or a Change of Control) (each, a "Transaction"), the holder of each share of Series E Preferred Stock shall have the right to receive in such Transaction, in exchange for each share of Series E Preferred Stock, a security identical to (and not less favorable than) the Series E Preferred Stock, and provision shall be made therefor in the agreement, if any, relating to such Transaction.

          (g) RESERVATION OF COMMON STOCK. The Corporation shall at all times reserve and keep available for issuance upon the conversion of shares of Series E Preferred Stock, such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Series E Preferred Stock, and shall take all action to increase the authorized number of shares of Common Stock if at any time there shall be insufficient authorized but unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Series E Preferred Stock; PROVIDED, that the holders of shares of Series E Preferred Stock shall vote such shares in favor of any such action that requires a vote of stockholders.

          (h) NO CONVERSION TAX OR CHARGE. The issuance or delivery of certificates for Common Stock upon the conversion of shares of Series E Preferred Stock shall be made without charge to the converting holder of shares of Series E Preferred Stock for such certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the respective names of, or (subject to compliance with the applicable provisions of federal and state securities laws) in such names as may be directed by, the holders of the shares of Series E Preferred Stock converted; PROVIDED, HOWEVER, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the shares of Series E Preferred Stock converted, and the Corporation shall not be required to issue or deliver such certificate unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Corporation the amount of such tax or shall have established to the reasonable satisfaction of the Corporation that such tax has been paid.

          (i) LIMITATIONS ON CONVERSIONS. Each holder of the Series E Preferred Stock's right to convert its shares of Series E Preferred Stock into shares of Common Stock shall not be limited by any notice delivered by the Corporation of any proposed redemption, Change of Control or any other event that notwithstanding this subsection (i) shall purport to limit such conversion right.

     8. CERTAIN REMEDIES. Any registered holder of shares of Series E Preferred Stock shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Article V.C and to enforce specifically the terms and provisions of this Article V.C in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which such holder may be entitled at law or in equity.

     9. BUSINESS DAY. If any payment shall be required by the terms hereof to be made on a day that is not a Business Day, such payment shall be made on the immediately succeeding Business Day.

                                  ARTICLE VI

                             LIABILITY OF DIRECTORS
                         AND INDEMNIFICATION OF AGENTS
                         -----------------------------

     A. LIMITATION ON DIRECTORS' LIABILITY. The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

     B. INDEMNIFICATION OF CORPORATE AGENTS. The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California General Corporation Law) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California General Corporation Law, subject only to the applicable limits set forth in Section 204 of the California General Corporation Law with respect to actions for breach of duty to the Corporation and its shareholders.

     C. REPEAL OR MODIFICATION. Any repeal or modification of the foregoing provisions of this Article VI by the shareholders of the Corporation shall not adversely affect any right or protection of an agent of the Corporation existing at the time of such repeal or modification.

     4. The foregoing amendment and restatement of the Articles of Incorporation has been duly approved by the Board of Directors.

     5. The foregoing amendment and restatement of the Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Sections 902 and 903 of the California Corporations Code. As of the record date for the special meeting of the shareholders in which the foregoing amendment and restatement of the Articles of Incorporation was approved, the total number of outstanding shares of Common Stock of the Corporation was [ ], there were no outstanding shares of Series C Participating Preferred Stock, the total number of outstanding shares of Series D Cumulative Redeemable Convertible Preferred Stock of the Corporation was [ ] and the total number of outstanding shares of Series E Redeemable Convertible Preferred Stock of the Corporation was [ ]. The number of shares voting in favor of the foregoing amendment and restatement equaled or exceeded the vote required. The percentage vote required under the law and the Articles of Incorporation in effect at the time the foregoing amendment and restatement was approved was more than 50% of the outstanding shares of Common Stock, voting as a separate class; more than 50% of the outstanding shares of Series D Cumulative Redeemable Convertible Preferred Stock, voting as a separate class; more than 50% of the outstanding shares of Series E Redeemable Convertible Preferred Stock, voting as a separate class, and more than 50% of the outstanding shares of Common Stock, Series D Cumulative Redeemable Convertible Preferred Stock and Series E Redeemable Convertible Preferred Stock, voting together as a single class, with each share of Common Stock outstanding being entitled to one vote and each share of Series D Cumulative Redeemable Convertible Preferred Stock and Series E Redeemable Convertible Preferred Stock being entitled to that number of votes determined in accordance with applicable law, the Articles of Incorporation and the Corporation's By-laws.

     We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

     Dated: [ ], [ ]



                                                      /s/ [ ]
                                       ----------------------------------------
                                                 [ ], President


                                                      /s/ [ ]
                                       ----------------------------------------
                                                 [ ], Secretary